Hawkings Accounting
                              17415 Monterey Street
                                    Suite 200
                              Morgan Hill, CA 95037

                       CONSENT OF THE INDEPENDENT AUDITOR


     We hereby consent to the use of our firm's name in the prospectus of Organic Soil.com, Inc., as part of its registration statement on Form SB-2, of our audit report, dated January 25, 2002, of the financial statements of Organic Soils.com, Inc. of the calendar years ended December 31, 2000 and December 31, 2001 and of our review report, dated June 27, 2002, of the interim financial statements for the quarter ended on March 31, 2002.

     We also consent to the reference of our name in the "Experts" section of the prospectus and to any other references to us or to any of the above financial statements mentioned in the prospectus or registration statement.



                                                /s/ Hawkins Accounting

July 24, 2002